Exhibit (a)(1)(A)

NOTICE OF ANTICIPATED FUNDAMENTAL CHANGE AND

OFFER TO REPURCHASE AND

FUNDAMENTAL CHANGE CONVERSION NOTICE

Stewart Enterprises, Inc.

OFFER TO REPURCHASE FOR CASH

ANY AND ALL OF THE OUTSTANDING

3.125% SENIOR CONVERTIBLE NOTES DUE 2014

(CUSIP NO. 860370AH8), AND

3.375% SENIOR CONVERTIBLE NOTES DUE 2016

(CUSIP NO. 860370AK1)

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the following indentures:

•	The Indenture, dated as of June 27, 2007 (as amended, supplemented or otherwise modified, the “2014 Indenture”), among Stewart Enterprises, Inc., a Louisiana corporation, as issuer (the “Company”), the guarantors named therein and U.S. Bank National Association, as trustee (the “2014 Trustee”), under which the Company issued its 3.125% Senior Convertible Notes due 2014 (the “2014 Notes”); and

•	The Indenture, dated as of June 27, 2007 (as amended, supplemented or otherwise modified, the “2016 Indenture”, and together with the 2014 Indenture, the “Indentures”), among the Company, as issuer, the guarantors named therein and U.S. Bank National Association, as trustee (the “2016 Trustee”, and together with the 2014 Trustee, the “Trustees”), under which the Company issued its 3.375% Senior Convertible Notes due 2016 (the “2016 Notes”, and together with the 2014 Notes, the “Notes”), that a “Fundamental Change” under the Indentures is anticipated to occur on or after December 20, 2013, upon the consummation of the previously announced merger (the “Merger”) of a wholly-owned subsidiary (“Merger Sub”) of Service Corporation International, a Texas Corporation (the “Parent”), with and into the Company pursuant to the Agreement and Plan of Merger, dated as of May 28, 2013 (as amended and supplemented from time to time, the “Merger Agreement”), among Parent, Merger Sub and the Company. The date on which the Merger is consummated is referred to as the “Fundamental Change Effective Date”. Following the consummation of the Merger, the Company will be the surviving entity and a wholly-owned subsidiary of Parent. Pursuant to Section 3.01 of each of the Indentures, as a result of and conditional upon the occurrence of such Fundamental Change, at the option of each holder of the Notes (the “Holders”), the Company will repurchase the Notes, subject to the terms and conditions of this Notice of Anticipated Fundamental Change and Offer to Repurchase and Fundamental Change Conversion Notice (as amended and supplemented from time to time, this “Offer to Repurchase”), each of the Indentures and the Notes (the “Offer”). Capitalized terms used herein but not otherwise defined have the meanings assigned to those terms in the applicable Indenture.

The right of Holders to require the Company to repurchase their Notes in the Offer is conditional upon the consummation of the Merger and is separate from the right of Holders to convert their Notes. Holders of the Notes who elect to accept the Offer will receive less cash than Holders of the Notes who elect to convert their Notes in connection with the consummation of the Merger. Pursuant to the Indentures, Holders will be deemed to have converted their Notes in connection with the Merger if they convert from and including the Fundamental Change Effective Date through the Expiration Time (defined below).

Holders are urged to review this Offer to Repurchase, the Letter of Transmittal and the Notices issued by the Company on November 27, 2013 regarding the supplemental indentures to be entered into upon the consummation of the Merger by the Company and the Trustees providing that from and after the consummation of the Merger, Holders’ conversion rights will be settled in cash and be based upon the consideration received by holders of the Company’s common stock in the Merger. None of the Company, Merger Sub, the Parent, any of their respective affiliates, officers, directors, employees or agents, the Trustees or U.S. Bank National Association in its capacity as Paying Agent for the Offer (the “Paying Agent”) makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer or convert or refrain from converting their Notes or should continue to hold their Notes. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender their Notes for repurchase or to convert their Notes and, if so, the principal amount of Notes to tender or to convert, or whether to continue to hold their Notes.

To tender Notes for repurchase pursuant to the Offer, Holders must tender the Notes through the transmittal procedures set forth below no later than the Expiration Time (as defined below). There are three ways to tender your Notes, depending upon the manner in which your Notes are held:

•	Holders whose Notes are held in the Holder’s name must properly complete and execute the Letter of Transmittal (which shall constitute a “Fundamental Change Purchase Notice” under the Indenture) and deliver such Letter of Transmittal to U.S. Bank National Association (the “Depositary”), together with any other required documents, and either (i) deliver the physical certificates representing the Notes to be surrendered for repurchase to the Depositary or (ii) transfer the Notes pursuant to the book-entry transfer procedures, in each case, at or prior to the Expiration Time.

•	Holders whose Notes are held of record by Depository Trust Company (“DTC”) must tender their Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system, at or prior to the Expiration Time.

•	Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to tender the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, at or prior to the Expiration Time.

By tendering Notes through the transmittal procedures set forth above, each tendering Holder agrees to be bound by the terms of the Offer.

This Offer to Repurchase constitutes the “Issuer Fundamental Change Notice” referenced in Section 3.01 of the Indentures as well as the “Fundamental Change Conversion Notice” referenced in Section 4.01 of the Indentures.

Pursuant to Section 3.01 of each Indenture, as a result of and conditional upon the occurrence of the Merger, as a result of the occurrence of a “Fundamental Change” under each of the Indentures, each Holder will have the right to have its Notes repurchased by the Company, as follows:

(1) The “Fundamental Change Purchase Date” will be Tuesday, February 4, 2014.

(2) Holders must exercise their right to elect repurchase at or prior to 5:00 p.m., New York City time, on Monday, February 3, 2014 (the “Expiration Time”), which is the Business Day prior to the Fundamental Change Purchase Date.

(3) The Company shall pay on the Fundamental Change Purchase Date a repurchase price (the “Fundamental Change Purchase Price”) in cash equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date. The amount of interest accrued and unpaid per $1,000 principal amount of each series of Notes to, but excluding, the Fundamental Change Purchase Date is expected to be approximately $1.56 for the 2014 Notes and $1.69 for the 2016 Notes, after giving effect to the scheduled interest payments on January 15, 2014. Unless the Company fails to pay the Fundamental Change Purchase Price on the Fundamental Change Purchase Date, any Notes validly tendered will cease to be outstanding and interest shall cease to accrue on and after the Fundamental Change Purchase Date. The Fundamental Change Purchase Price will be paid 100% in cash.

(4) All Notes tendered hereunder must be delivered through the transmittal procedures set forth above no later than the Expiration Time. Holders need not necessarily submit a physical repurchase notice, provided that such holders comply with the transmittal procedures of the DTC.

(5) Upon the consummation of the Merger, the Company and the Trustee will enter into supplemental indentures to provide that the settlement of any conversion rights following the Merger will be settled in cash and be based upon the consideration received by holders of the Company’s common stock in the Merger. The conversion rate for each series of Notes, and the consideration received upon conversion for each series of Notes, both prior to the Merger and following the Merger and the resulting application of the Make Whole Premium (assuming the Merger is consummated on December 20, 2013), is set forth in the tables below.

Prior to the Merger*

Series of Notes	Conversion Rate per $1,000 of Notes	Consideration received upon conversion per $1,000 of Notes
2014 Notes	92.4564	$1,225.05
2016 Notes	92.4564	$1,225.05

Following the Merger+

Series of Notes	Conversion Rate per $1,000 of Notes	Consideration received upon conversion per $1,000 of Notes
2014 Notes	94.4366	$1,251.28
2016 Notes	99.2383	$1,314.91

Notes that have been tendered in the Offer may only be converted if they are first withdrawn prior to the Expiration Time in accordance with the withdrawal procedures described in this Offer to Repurchase. Notes that are converted may not be tendered in the Offer. Holders of the Notes who elect to accept the Offer will receive less cash than Holders of the Notes who elect to convert their Notes in connection with the Merger. Pursuant to the Indentures, Holders will be deemed to have converted their Notes in connection with the Merger if they convert from and including the Fundamental Change Effective Date through the Expiration Time. To convert their Notes, Holders must comply with the procedures set forth in the Indentures for Notes held in certificated form, comply with DTC’s applicable procedures for Notes held through DTC or must instruct their broker, dealer, commercial bank, trust company or other nominee who holds their Notes through DTC to comply with DTC’s applicable procedures.

(6) All Notes tendered hereunder, which were delivered through the transmittal procedures of DTC, may be withdrawn only through the procedures of DTC at or prior to the Expiration Time.

The name and addresses of the Paying Agent, Depositary and Conversion Agent for each of the Notes is as follows:

U. S. Bank National Association

EP-MN-W53C

60 Livingston Ave.

Saint Paul, Minnesota 55107

Attention: Specialized Finance

*	Consideration received assumes consummation of the Merger and settlement in cash at the Merger consideration payable to common stockholders of $13.25 per share.
+	Conversion rate includes Make Whole Premium based on the consummation of the Merger on December 20, 2013. If the Merger is consummated on a different date, the Make Whole Premium will differ. Consideration received assumes consummation of the Merger and settlement in cash at the Merger consideration payable to common stockholders of $13.25 per share.

Facsimile: (651) 466-7372

Confirmation Number: (800) 934-6808

General Bondholder Inquiry Number: (800) 934-6802

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if this Offer to Repurchase is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offer to Repurchase is December 5, 2013.

No person has been authorized to give any information or to make any representations other than those contained in this Offer to Repurchase and accompanying Letter of Transmittal and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Repurchase and accompanying Letter of Transmittal does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Offer to Repurchase shall not, under any circumstances, create any implication that the information contained in this Offer to Repurchase is current as of any time subsequent to the date of this Offer to Repurchase, or the date of any documents incorporated by reference, as applicable. None of the Company, Merger Sub, the Parent, any of their respective affiliates, officers, directors, employees or agents, the Trustees or the Paying Agent makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer or convert or refrain from converting their Notes or should continue to hold their Notes. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase or to convert their Notes and, if so, the principal amount of Notes to tender or to convert, or whether to continue to hold their Notes.

TO HOLDERS OF

3.125% SENIOR CONVERTIBLE NOTES DUE 2014

(CUSIP NO. 860370AH8), AND

3.375% SENIOR CONVERTIBLE NOTES DUE 2016

(CUSIP NO. 860370AK1)

OF STEWART ENTERPRISES, INC.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer and about your conversion rights before and following the consummation of the Merger. To understand the Offer fully and for a more complete description of the terms of the Offer, the Company urges you to read carefully the remainder of this Notice of Anticipated Fundamental Change and Offer to Repurchase and Fundamental Change Conversion Notice and the Letter of Transmittal because the information in this summary is not complete and this document contains additional important information. The Company has included section references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

The Company is, conditional upon the occurrence of the Merger, offering to repurchase from the Holders any and all Notes, subject to the terms and conditions of this Offer to Repurchase, each of the Indentures and the Notes. The Company’s principal executive offices are located at 1333 South Clearview Parkway, Jefferson, Louisiana 70121 and its telephone number at that location is (504) 729-1400. See “Important Information Concerning the Offer—Information Concerning the Company.”

Why is the Company offering to repurchase my Notes?

The Company is, conditional upon the occurrence of the Merger, offering to repurchase the Notes to satisfy its contractual obligation under Section 3.01 of each Indenture, which requires the Company to offer to repurchase your Notes at least 15 days prior to an anticipated “Fundamental Change” as defined under each Indenture.

A Fundamental Change under each Indenture will occur upon the consummation of the Merger, which is anticipated to occur on or after December 20, 2013. See “Important Information Concerning the Offer—Information Concerning the Company” and “Important Information Concerning the Offer—Information Concerning the Notes.”

What Notes are you offering to repurchase?

The Company is, conditional upon the occurrence of the Merger, offering to repurchase, at the option of each Holder of the Notes, all of such Holder’s Notes, or any portion thereof that is a multiple of $1,000 principal amount. As of December 4, 2013, there was approximately $86,416,000 aggregate principal amount of the 2014 Notes outstanding, and approximately $45,119,000 aggregate principal amount of the 2016 Notes outstanding. See “Important Information Concerning the Offer—Information Concerning the Notes.”

When does the Offer expire?

The Expiration Time for this Offer is 5:00 p.m., New York City time, on Monday, February 3, 2014. See “Important Information Concerning the Offer—Information Concerning the Notes.”

How much is the Company offering to pay and what is the form of payment?

Pursuant to the terms of each of the Indentures and the Notes, the Company will, conditional upon the occurrence of the Merger, pay on the Fundamental Change Purchase Date, the Fundamental Change Purchase Price in cash equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date. The amount of interest accrued and unpaid per $1,000 principal amount of Notes to, but excluding, the Fundamental Change Purchase Date is expected to be approximately $1.56 for the 2014 Notes and $1.69 for the 2016 Notes, after giving effect to the scheduled interest payments on January 15, 2014. Accordingly, a Holder will receive approximately $1,001.56 per $1,000 principal amount of 2014 Notes validly tendered by such Holder pursuant to the Offer and $1,001.69 per $1,000 principal amount of 2016 Notes validly tendered by such Holder pursuant to the Offer. See “Important Information Concerning the Offer—Information Concerning the Notes.”

How is the Offer being financed?

Following the Merger, the Parent will cause the Company to have sufficient funds available to complete the Offer. See “Important Information Concerning the Offer—Source and Amount of Funds.”

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar securities. See “Important Information Concerning the Offer—Information Concerning the Notes.”

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by the Company of Notes that are validly tendered and not withdrawn pursuant to the Offer is not subject to any condition other than the occurrence of the Merger and the Offer being lawful and the satisfaction of the procedural requirements described in this Offer to Repurchase. See “Important Information Concerning the Offer—Conditions of the Offer.”

If the Merger does not occur, will the Company still repurchase any Notes that I have tendered?

No. The Company’s obligation to repurchase the Notes is conditional upon the occurrence of a Fundamental Change. If the Merger is not consummated, no Fundamental Change will have occurred. In such event, any Notes tendered for repurchase will be promptly returned to Holders. See “Important Information Concerning the Offer—Conditions of the Offer.”

How do I tender my Notes?

To tender your Notes for repurchase pursuant to the Offer, you must tender the Notes through the transmittal procedures set forth below no later than the Expiration Time. There are three ways to tender your Notes, depending on the manner in which your Notes are held:

•	Holders whose Notes are held in their name must properly complete and execute the Letter of Transmittal and deliver such Letter of Transmittal to the Depositary, together with any other required documents, and either (i) deliver the physical certificates representing the Notes to be surrendered for repurchase to the Depositary or (ii) transfer the Notes pursuant to the book-entry transfer procedures, in each case, at or prior to the Expiration Time.

•	Holders whose Notes are held by record by DTC must tender their Notes electronically through DTC’s ATOP, subject to the terms and procedures of that system, at or prior to the Expiration Time.

•	Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to tender the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, at or prior to the Expiration Time.

HOLDERS WHO TENDER THROUGH ATOP NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE DEPOSITARY, PROVIDED THAT SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

Holders who desire to surrender Notes for purchase and whose certificates representing such Notes are not immediately available or who cannot deliver their certificates, Letter of Transmittal and other required documents to the Depositary or complete the procedures for book-entry transfer at or prior to the Expiration Time, may nevertheless surrender their Notes for purchase pursuant to the guaranteed delivery procedures described below in this Offer to Purchase.

By tendering your Notes through the transmittal procedures set forth above, you agree to be bound by the terms of the Offer. See “Important Information Concerning the Offer—Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase.”

If I tender my Notes, when will I receive payment for them?

The Fundamental Change Purchase Date for the Offer is Tuesday, February 4, 2014. Prior to 11:00 a.m., New York City time, on the Fundamental Change Purchase Date, the Company shall deposit with the Paying Agent an amount of cash (in immediately available funds) sufficient to pay the aggregate Fundamental Change Purchase Price of all the Notes or portions thereof that are validly tendered prior to the Expiration Time and are to be repurchased as of the Fundamental Change Purchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not validly withdrawn such Notes at or prior to the Expiration Time. DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment. Unless the Company fails to pay the Fundamental Change Purchase Price on the Fundamental Change Purchase Date, any Notes validly tendered will cease to be outstanding and interest shall cease to accrue on and after the Fundamental Change Purchase Date. The Fundamental Change Purchase Price will be paid 100% in cash. See “Important Information Concerning the Offer—Payment for Tendered Notes.”

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for repurchase at any time until the Expiration Time. See “Important Information Concerning the Offer—Right of Withdrawal.”

How do I withdraw previously tendered Notes?

To validly withdraw Notes previously tendered in the Offer, you must either (i) deliver an executed written notice of withdrawal substantially in the form attached to the Depositary no later than the Expiration Time, or (ii) withdraw the Notes through the procedures of DTC no later than the Expiration Time.

•	Holders who are DTC participants must deliver a valid withdrawal request through ATOP at or before the Expiration Time.

•	Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to withdraw the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, at or prior to the Expiration Time.

•	Holders of Notes in certificated form or, in the case of Notes tendered by book-entry transfer, must deliver to the Depositary written notice, substantially in the form enclosed herewith.

You may not rescind a withdrawal of tendered Notes. However, you may retender your Notes by following the proper tender procedures. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures.

HOLDERS THAT WITHDRAW THROUGH ATOP NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE DEPOSITARY IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC. See “Important Information Concerning the Offer—Right of Withdrawal.”

Do I need to do anything if I do not wish to tender my Notes for repurchase?

No. If you do not tender your Notes at or before the expiration of the Offer at the Expiration Time, the Company will not repurchase your Notes and such Notes will remain outstanding subject to the existing terms of each of the Indentures and the Notes. See “Important Information Concerning the Offer—Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase.”

If I choose to tender my Notes for repurchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to tender a portion of your Notes for repurchase, however, you must tender your Notes in a principal amount of $1,000 or an integral multiple thereof. See “Important Information Concerning the Offer—Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase.”

Are my Notes currently convertible?

Pursuant to the terms of each of the Indentures, Notes may be surrendered for conversion beginning 15 days prior to the date that is anticipated to be the Fundamental Change Effective Date. The conversion rate for each series of Notes, and the consideration received upon conversion for each series of Notes, both prior to the Merger and following the Merger and the resulting application of the Make Whole Premium (assuming the Merger is consummated on December 20, 2013), is set forth in the tables below.

Prior to the Merger*

Series of Notes	Conversion Rate per $1,000 of Notes	Consideration received upon conversion per $1,000 of Notes
2014 Notes	92.4564	$1,225.05
2016 Notes	92.4564	$1,225.05

Following the Merger+

Series of Notes	Conversion Rate per $1,000 of Notes	Consideration received upon conversion per $1,000 of Notes
2014 Notes	94.4366	$1,251.28
2016 Notes	99.2383	$1,314.91

Notes that have been tendered in the Offer may only be converted if they are first withdrawn prior to the Expiration Time. Notes that are converted may not be tendered in the Offer. Holders of the Notes who elect to accept the Offer will receive less cash than Holders of the Notes who elect to convert their Notes in connection with the Merger. Pursuant to the Indentures, Holders will be deemed to have converted their Notes in connection with the Merger if they convert from and including the Fundamental Change Effective Date through the Expiration Time. See “Important Information Concerning the Offer—Information Concerning the Notes.”

How do I convert my Notes?

To convert Notes held in certificated form, Holders must (1) complete and manually sign the conversion notice attached to the certificates evidencing the Notes and deliver such notice to the Conversion Agent,

*	Consideration received assumes consummation of the Merger and settlement in cash at the Merger consideration payable to common stockholders of $13.25 per share.
+	Conversion rate includes Make Whole Premium based on the consummation of the Merger on December 20, 2013. If the Merger is consummated on a different date, the Make Whole Premium will differ. Consideration received assumes consummation of the Merger and settlement in cash at the Merger consideration payable to common stockholders of $13.25 per share.

(2) surrender the Note to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, (4) pay an amount equal to the interest payable on the next Interest Payment Date if and as required by Section 4.02(c) of the Indentures and (5) pay all transfer or similar taxes, if required by Section 4.04 of the Indentures. Because January 1, 2014 is a Regular Record Date, Holders who surrender their Notes for conversion from the close of business on January 1, 2014 to the opening of business on January 15, 2014, shall be required to pay pursuant to Section 4.02(c) of the Indentures an amount equal to the interest payable on their Notes on the January 15, 2014 scheduled interest payment date.

Holders who hold their Notes in book entry through DTC and who elect to convert their Notes must (1) complete the appropriate instruction form pursuant to DTC’s book-entry program, (2) deliver through the DTC’s book-entry system the Notes together with an agent’s message transmitted by DTC to the Paying Agent (instead of delivering the manually signed conversion notice described above) and (3) follow any other required directions as instructed by DTC. An “agent’s message” means a message, transmitted by DTC to, and received by, the Conversion Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant submitting the Notes for conversion, which acknowledgment states that such participant has received and agreed to be bound by the terms and conditions of the conversion as set forth in the Indentures. Holders who hold their Notes through a broker, dealer, commercial bank, trust company or other nominee, should instruct such nominee to comply with DTC’s procedures.

The right to participate in the Offer is a separate right from the right to convert the Notes. If you have converted your Notes you may not tender your converted Notes in the Offer. You may not convert Notes that have been tendered in the Offer without first withdrawing your tender.

Following the Merger, Holders who elect not to convert their Notes on or prior to the Expiration Time are advised that they may be unable to exercise their conversion rights until the Notes become eligible for conversion again pursuant to Section 4.01(a) of the Indentures.

See “Important Information Concerning the Offer—Information Concerning the Notes.”

If I am a United States resident for United States federal income tax purposes, will I have to pay taxes if I tender my Notes for repurchase in the Offer?

The receipt of cash in exchange for Notes pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and you may recognize gain, income, loss or deduction. You should consult with your own tax advisor regarding the actual tax consequences to you. See “Important Information Concerning the Offer—Material United States Tax Considerations.”

Who is the Paying Agent and the Conversion Agent?

U.S. Bank National Association, the Trustee under each of the Indentures, is also serving as the Paying Agent in connection with the Offer and the Conversion Agent in connection with any conversions. Its addresses and telephone and facsimile numbers are set forth below and on the front cover page of this Offer to Repurchase. See “Important Information Concerning the Offer—Information Concerning the Notes.”

Who can I talk to if I have questions about the Offer?

Questions and requests for assistance in connection with the tender of Notes for repurchase in the Offer may be directed to the Paying Agent at the following addresses and telephone and facsimile numbers:

U. S. Bank National Association

EP-MN-W53C

60 Livingston Ave.

Saint Paul, Minnesota 55107

Attention: Specialized Finance

Facsimile: (651) 466-7372

Confirmation Number: (800) 934-6808

General Bondholder Inquiry Number: (800) 934-6802

IMPORTANT INFORMATION CONCERNING THE OFFER

1. Information Concerning the Company. The Company is a provider of funeral and cemetery products and services in the death care industry in the United States and Puerto Rico. Through its subsidiaries, the Company offers a complete line of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis. Following the Merger, the Company will be a wholly-owned subsidiary of the Parent. The Company’s principal executive offices are located at 1333 South Clearview Parkway, Jefferson, Louisiana 70121 and its telephone number at that location is (504) 729-1400

The Company is, conditional upon the occurrence of the Merger, offering, at the option of each Holder of the Notes, to repurchase the Notes, subject to the terms and conditions of the Offer.

The Company, Merger Sub and the Parent entered into the Merger Agreement pursuant to which, and upon the terms and subject to the conditions thereof, holders of the Company’s common stock will receive $13.25 in cash, without interest, for each share of common stock they hold.

2. Information Concerning the Notes.

2014 Notes. The 2014 Notes were issued under the 2014 Indenture. The 2014 Notes mature on July 15, 2014. As of December 4, 2013 there was approximately $86,416,000 aggregate principal amount of the 2014 Notes outstanding.

2016 Notes. The 2016 Notes were issued under the 2016 Indenture. The 2016 Notes mature on July 15, 2016. As of December 4, 2013 there was approximately $45,119,000 aggregate principal amount of the 2016 Notes outstanding.

Supplemental Indentures. On November 27, 2013, the Company gave notice to Holders regarding the supplemental indentures to be entered into upon the consummation of the Merger by the Company and the Trustees providing that from and after the Merger, Holders’ conversion rights will be settled in cash and be based upon the consideration received by holders of the Company’s common stock in the Merger.

2.1 The Company’s Obligation to Repurchase the Notes. Pursuant to the terms of each of the Indentures and the Notes, the Company is, conditional upon the occurrence of the Merger, obligated to repurchase all Notes validly tendered for repurchase and not withdrawn, at the option of each Holder, on the Fundamental Change Purchase Date.

In connection with this obligation, and pursuant to Section 3.01 of the Indentures, the Company is required to provide written notice to each Holder on or before the 15th day prior to the anticipated occurrence of the Fundamental Change. Holders must exercise their repurchase rights on or prior to the Business Day prior to the day specified by the Company as the Fundamental Change Purchase Date, which shall be not less than 30 days and not more than 45 days after the Fundamental Change Effective Date. Accordingly, notice is being provided on the date of this Offer to Repurchase, that the Company will accept Notes for repurchase at any time at or prior to the Expiration Time of 5:00 p.m., New York City time, on Monday, February 3, 2013, at which time the Offer will expire, and the Company will pay the Fundamental Change Purchase Price on the Fundamental Change Purchase Date of Tuesday, February 4, 2013.

The obligation of the Company to repurchase Notes that are validly tendered and not withdrawn pursuant to the Offer is subject to no conditions other than the occurrence of the Merger and the timely and proper delivery and tender of Notes in accordance with the terms of the Offer and that the Offer must comply with applicable law. The Offer is not conditioned on the Company’s ability to obtain sufficient financing to repurchase Notes validly tendered and not withdrawn pursuant to the Offer.

2.2 Fundamental Change Purchase Price. Pursuant to the terms of each of the Indentures and the Notes, the Company will, on the Fundamental Change Purchase Date, pay the aggregate Fundamental Change Purchase Price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date. The amount of interest accrued and unpaid per $1,000 principal amount of Notes to, but excluding, the Fundamental Change Purchase Date is expected to be approximately $1.56 for the 2014 Notes and $1.69 for the 2016 Notes, after giving effect to the scheduled interest payments on January 15, 2014. Accordingly, you will receive approximately $1,001.56 per $1,000 principal amount of 2014 Notes validly tendered pursuant to the Offer and $1,001.69 per $1,000 principal amount of 2016 Notes validly tendered pursuant to the Offer.

The Fundamental Change Purchase Price will be paid in cash with respect to any and all Notes that are validly tendered for repurchase and not validly withdrawn at or prior to the Expiration Time. Notes tendered for repurchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Prior to 11:00 a.m., New York City time, on the Fundamental Change Purchase Date, the Company shall deposit with the Paying Agent an amount of cash (in immediately available funds), sufficient to pay the aggregate Fundamental Change Purchase Price of all the Notes or portions thereof that are to be repurchased as of the Fundamental Change Purchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not validly withdrawn such Notes at or prior to the Expiration Time. DTC will thereafter distribute the cash to its participants in accordance with its procedures. Unless the Company fails to pay the Fundamental Change Purchase Price on the Fundamental Change Purchase Date, any Notes validly tendered will cease to be outstanding and interest shall cease to accrue on and after the Fundamental Change Purchase Date. The Fundamental Change Purchase Price will be paid 100% in cash. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment.

The Fundamental Change Purchase Price is based solely on the requirements of each of the Indentures and the Notes and bears no relationship to the market price of the Notes. Thus, the Fundamental Change Purchase Price may vary significantly from the market price of the Notes on the Fundamental Change Purchase Date and may be lower than the current market value of the Notes.

None of the Company, Merger Sub, the Parent, any of their respective affiliates, officers, directors, employees or agents, the Trustees or the Paying Agent makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer or should continue to hold their Notes. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender, or whether to continue to hold their Notes.

2.3 Conversion Rights of the Notes. Pursuant to the terms of each of the Indentures, Notes may be surrendered for conversion beginning 15 days prior to the date that is anticipated to be the Fundamental Change Effective Date. The conversion rate for each series of Notes, and the consideration received upon conversion for each series of Notes, both prior to the Merger and following the Merger and the resulting application of the Make Whole Premium (assuming the Merger is consummated on December 20, 2013), is set forth in the tables below.

Prior to the Merger*

Series of Notes	Conversion Rate per $1,000 of Notes	Consideration received upon conversion per $1,000 of Notes
2014 Notes	92.4564	$1,225.05
2016 Notes	92.4564	$1,225.05

*	Consideration received assumes consummation of the Merger and settlement in cash at the Merger consideration payable to common stockholders of $13.25 per share.

Following the Merger+

Series of Notes	Conversion Rate per $1,000 of Notes	Consideration received upon conversion per $1,000 of Notes
2014 Notes	94.4366	$1,251.28
2016 Notes	99.2383	$1,314.91

Notes that have been tendered in the Offer may only be converted if they are first withdrawn prior to the Expiration Time in accordance with the withdrawal procedures described in the Offer to Repurchase. Notes that are converted may not be tendered in the Offer. Holders of the Notes who elect to accept the Offer will receive less cash than Holders of the Notes who elect to convert their Notes in connection with the Merger. Pursuant to the Indentures, Holders will be deemed to have converted their Notes in connection with the Merger if they convert from and including the Fundamental Change Effective Date through the Expiration Time.

To convert Notes held in certificated form, Holders must (1) complete and manually sign the conversion notice attached to the certificates evidencing the Notes and deliver such notice to the Conversion Agent, (2) surrender the Note to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, (4) pay an amount equal to the interest payable on the next Interest Payment Date if and as required by Section 4.02(c) of the Indentures and (5) pay all transfer or similar taxes, if required by Section 4.04 of the Indentures. Because January 1, 2014 is a Regular Record Date, Holders who surrender their Notes for conversion from the close of business on January 1, 2014 to the opening of business on January 15, 2014, shall be required to pay pursuant to Section 4.02(c) of the Indentures an amount equal to the interest payable on their Notes on the January 15, 2014 scheduled interest payment date.

Holders who hold their Notes in book entry through DTC and who elect to convert their Notes must (1) complete the appropriate instruction form pursuant to DTC’s book-entry program, (2) deliver through the DTC’s book-entry system the Notes together with an agent’s message transmitted by DTC to the Paying Agent (instead of delivering the manually signed conversion notice described above) and (3) follow any other required directions as instructed by DTC. An “agent’s message” means a message, transmitted by DTC to, and received by, the Conversion Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant submitting the Notes for conversion, which acknowledgment states that such participant has received and agreed to be bound by the terms and conditions of the conversion as set forth in the Indentures. Holders who hold their Notes through a broker, dealer, commercial bank, trust company or other nominee, should instruct such nominee to comply with DTC’s procedures.

The right to participate in the Offer is a separate right from the right to convert the Notes. If you have converted your Notes you may not tender your converted Notes in the Offer. You may not convert Notes that have been tendered in the Offer without first withdrawing your tender.

Following the Merger, Holders who elect not to convert their Notes on or prior to the Expiration Time are advised that they may be unable to exercise their conversion rights until the Notes become eligible for conversion again pursuant to Section 4.01(a) of the Indentures.

U.S. Bank National Association is acting as Trustee, Paying Agent and Conversion Agent for the Notes. For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please refer to each of the Indentures.

+	Conversion rate includes Make Whole Premium based on the consummation of the Merger on December 20, 2013. If the Merger is consummated on a different date, the Make Whole Premium will differ. Consideration received assumes consummation of the Merger and settlement in cash at the Merger consideration payable to common stockholders of $13.25 per share.

2.4 Market for the Notes. There is no established reporting system or trading market for trading in the Notes. However, the Company believes the Notes are currently traded over the counter. The Company believes that there is no practical way to determine the trading history of the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar securities. Following the consummation of the Offer, the Company expects that Notes neither repurchased in the Offer nor converted will continue to be traded over the counter; however, the Company anticipates that the trading market for the Notes will be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, the Company’s repurchase of Notes pursuant to the Offer and the conversion of Notes by Holders in connection with the Merger may reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following the Offer. The Company cannot assure you that a market will exist for the Notes following the Offer. The extent of the public market for the Notes following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount at maturity of the Notes at such time, the number of Holders of Notes remaining at that time, and the interest on the part of securities firms in maintaining a market in the Notes.

2.5 Ranking. The Notes are the Company’s general unsecured senior obligations and rank contractually equal with the Company’s other unsecured obligations.

2.6 Maturity and Interest. The 2014 Notes mature on July 15, 2014 and bear interest at an annual rate of 3.125%. The 2016 Notes mature on July 15, 2016 and bear interest at an annual rate of 3.375%.

3. Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase. Holders will not be entitled to receive the Fundamental Change Purchase Price for their Notes unless they validly tender the Notes at or prior to the Expiration Time and do not withdraw the Notes at or before the Expiration Time. Holders may tender some or all of their Notes; provided, however, that any Notes tendered must be in a principal amount of $1,000 or an integral multiple thereof. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Notes for repurchase shall be determined by the Company, whose determination shall be final and binding absent manifest error.

If you do not validly tender your Notes at or before the Expiration Time, your Notes will remain outstanding subject to the existing terms of each of the Indentures and the Notes.

3.1 Method and Timing of Delivery. Delivery of Notes, the related Letter of Transmittal, or in the case of a book-entry transfer, an Agent’s Message (as defined below) transmitted through DTC’s ATOP in lieu of the Letter of Transmittal, and all other required documents, including delivery and acceptance through ATOP, as applicable, is at the election and risk of the person tendering Notes.

You will not be entitled to receive the Fundamental Change Purchase Price for your Notes unless you validly tender and do not withdraw your Notes at or before the Expiration Time, which is 5:00 p.m., New York City time, on Monday, February 3, 2014. Only registered Holders are authorized to tender their Notes for repurchase. You may tender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to tender a portion of your Notes for repurchase, however, you must tender your Notes in a principal amount of $1,000 or an integral multiple thereof.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary (as defined below) and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against such participant.

Only registered holders are authorized to tender their Notes. In all cases, notwithstanding any other provision of the Offer, the payment for the Notes tendered and accepted for payment will be made only after timely receipt by the Depositary of certificates representing tendered Notes or book-entry confirmation, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed and any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message transmitted through ATOP.

3.2 Delivery of Notes.

Notes in Certificated Form. To receive the Fundamental Change Purchase Price, Holders whose Notes are held in certificated form must properly complete and execute the accompanying Letter of Transmittal and deliver such Letter of Transmittal to the Depositary, together with any other required documents, and deliver the certificates representing the Notes to be surrendered for repurchase to the Depositary, at or prior to the Expiration Time. Enclosed with this Offer to Repurchase is the form Letter of Transmittal that you are required to use, which includes the Fundamental Change Purchase Notice described in the Indentures. The Letter of Transmittal requires you to state (among other things):

•	the certificate number of the Notes being delivered for purchase; and

•	the portion of the principal amount of the Notes which will be delivered to be repurchased, which portion must be in principal amounts of $1,000 or an integral multiple thereof.

Notes in Global Form. A Holder who is a DTC participant must tender to the Company its beneficial interest in the Notes by:

•	delivering to the Depositary’s account at DTC through DTC’s book-entry system its beneficial interest in the Notes at or prior to the Expiration Time; and

•	electronically transmitting its acceptance through ATOP by causing DTC to transfer Notes to the Depositary in accordance with the terms and procedures of that system, at or prior to the Expiration Time.

DTC will then send an Agent’s Message to the Depositary. In tendering through ATOP, the electronic instructions sent to DTC by the Holder (whether tendered through a nominee or directly by a Holder who is a DTC participant), and transmitted by DTC to the Depositary, will acknowledge, on behalf of DTC and such Holder, receipt by such Holder of and agreement to be bound by the terms of the Offer, including those set forth below under “—Agreement to be Bound by the Terms of the Offer.” Holders desiring to tender their Notes on the Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Expiration Date.

Notes Held Through a Custodian. Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to tender the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, or deliver the Letter of Transmittal on such beneficial owner’s behalf, in each case at or prior to the Expiration Time. Instructions to the Letter of Transmittal are enclosed in the materials provided along with this Offer to Repurchase which may be used by a beneficial owner in this process to instruct the registered Holder to tender Notes.

ALL NOTES TENDERED HEREUNDER MUST BE DELIVERED THROUGH THE TRANSMITTAL PROCEDURES OF THE DTC OR BY DELIVERY OF THE NOTES AND THE LETTER OF TRANSMITTAL TO THE DEPOSITARY NO LATER THAN THE EXPIRATION TIME. HOLDERS WHO TENDER THROUGH ATOP NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE DEPOSITARY, PROVIDED THAT SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

Notice of Guaranteed Delivery. Holders who desire to surrender Notes for purchase pursuant to the Offer but:

•	certificates representing such Notes are not immediately available,

•	time will not permit such Holder’s Letter of Transmittal, certificates representing such Notes and all other required documents to reach the Depositary at or prior to the Expiration Time, or

•	the procedures for book-entry transfer (including delivery of an Agent’s Message) cannot be completed at or prior to the Expiration Time,

may nevertheless surrender such Notes with the effect that such surrender will be deemed to have been received at or prior to the Expiration Time, if all the following conditions are satisfied:

•	such surrender is made by or through an eligible guarantor institution (each, an “Eligible Institution”), as defined in Rule 17Ad-15 under the Exchange Act;

•	at or prior to the Expiration Time, the Depositary receives from such Eligible Institution, at the address of the Depositary set forth on the third page of this Offer to Repurchase, a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) substantially in the form enclosed herewith, together with any required signature guarantees (or in the case of a book-entry transfer, an Agent’s Message) and certificates evidencing the Notes (or confirmation of book-entry transfer of such Notes into the Depositary’s account with DTC), and any other documents required by the Letter of Transmittal, will be deposited by such Eligible Institution with the Depositary; and

•	such Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or in the case of a book-entry transfer, an Agent’s Message), together with certificates for all physically delivered Notes in proper form for transfer (or confirmation of book-entry transfer of such Notes into the Depositary’s account with DTC) and all other required documents are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery.

Under no circumstances will Notes increase in value or accrue interest by reason of any delay in making payment to any person using the guaranteed delivery procedures. The purchase price for Notes surrendered pursuant to the guaranteed delivery procedures will be the same as that for Notes delivered to the Depositary at or prior to the Expiration Time.

3.3 Agreement to be Bound by the Terms of the Offer. By tendering its Notes through one of the procedures set forth above, a Holder acknowledges and agrees as follows:

•	such Notes shall be repurchased as of the Fundamental Change Purchase Date pursuant to the terms and conditions set forth in this Offer to Repurchase;

•	such Holder agrees to all of the terms of this Offer to Repurchase;

•	such Holder has received this Offer to Repurchase as required pursuant to the applicable Indenture and agrees that all requirements of the Company, Merger Sub and the Parent under the applicable Indenture have been satisfied (other than the payment of the Fundamental Change Purchase Price on the Fundamental Change Purchase Date);

•

upon the terms and subject to the conditions set forth in this Offer to Repurchase, each of the Indentures and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns, and transfers to the Company, all right, title, and interest in and to all the Notes tendered, (ii) releases and discharges the Company, Merger Sub, the Parent and their respective directors, officers, employees, affiliates and agents from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption, conversion or defeasance of the Notes, and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Fundamental Change Purchase Price of any tendered Notes that are repurchased by the Company), all in accordance with the terms set forth in this Offer to Repurchase;

•	such Holder represents and warrants that such Holder (i) owns the Notes tendered and is entitled to tender such Notes and (ii) has full power and authority to tender, sell, assign, and transfer the Notes tendered and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

•	such Holder understands that all Notes validly tendered and not withdrawn at or prior to the Expiration Time will be repurchased at the Fundamental Change Purchase Price, in cash, pursuant to the terms and conditions of the Offer, as amended and supplemented from time to time and that the Fundamental Change Purchase Price is less cash consideration than they would receive upon converting their Notes in connection with the Merger;

•	payment for Notes repurchased pursuant to this Offer to Repurchase will be made by deposit of the aggregate Fundamental Change Purchase Price for such Notes with the Paying Agent, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment;

•	tenders of Notes may be withdrawn in accordance with the procedures set forth in this Offer to Repurchase at any time at or prior to the Expiration Time;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Offer hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidence of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Notes pursuant to the procedures described in this Offer to Repurchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

4. Right of Withdrawal. Notes tendered for repurchase may be validly withdrawn at any time at or prior to the Expiration Time. To validly withdraw Notes previously tendered in the Offer, you must either (i) deliver an executed written notice of withdrawal substantially in the form attached to the Depositary no later than the Expiration Time, or (ii) withdraw the Notes through the procedures of DTC no later than the Expiration Time.

•	Holders who are DTC participants must deliver a valid withdrawal request through ATOP at or before the Expiration Time. The withdrawal notice must:

•	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•	be submitted through ATOP by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

•	Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to withdraw the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, at or prior to the Expiration Time, as set forth above.

•	Holders of Notes in certificated form must deliver to the Depositary written notice of withdrawal, substantially in the form enclosed herewith, specifying:

•	the certificate number of the Notes in respect of which such notice of withdrawal is being submitted;

•	the principal amount, in integral multiples of $1,000.00, of the Notes with respect to which such notice of withdrawal is being submitted; and

•	the principal amount, if any, of such Notes which remain subject to the original Letter of Transmittal and which has been or will be delivered for purchase by the Company.

The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been surrendered for purchase for the account of an Eligible Institution. Any properly withdrawn Notes will be deemed not validly surrendered for purposes of the Offer.

Enclosed with this Offer to Repurchase is a Notice of Withdrawal that may be used for withdrawing Notes.

HOLDERS WHO WITHDRAW THROUGH ATOP NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

You may not rescind a withdrawal of tendered Notes. However, you may retender your Notes by following the proper tender procedures.

5. Payment for Tendered Notes. The Company will accept for payment all validly tendered and not withdrawn Notes promptly upon expiration of the Offer at the Expiration Time. Prior to 11:00 a.m., New York City time, on the Fundamental Change Purchase Date, the Company shall deposit with the Paying Agent an amount of cash (in immediately available funds), sufficient to pay the aggregate Fundamental Change Purchase Price of all the Notes or portions thereof that are to be repurchased as of the Fundamental Change Purchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not validly withdrawn such delivery at or prior to the Expiration Time. DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment.

6. Notes Acquired. Any Notes repurchased by the Company pursuant to the Offer will be cancelled by the Trustee, pursuant to the terms of each of the Indentures. Unless the Company fails to pay the Fundamental Change Purchase Price on the Fundamental Change Purchase Date, any Notes validly tendered will upon such cancellation cease to be outstanding and interest shall cease to accrue thereon.

7. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed below, to the knowledge of the Company:

•	none of the Company, Merger Sub, the Parent or any executive officer, director, affiliate or subsidiary of the Company, Merger Sub or the Parent has any beneficial interest in the Notes;

•	none of the Company, Merger Sub or the Parent will repurchase any Notes from such persons; and

•	during the 60 days preceding the date of this Offer to Repurchase, none of the Company, Merger Sub or the Parent or any executive officer, director, subsidiary of affiliate of the Company, Merger Sub or the Parent has engaged in any transactions in the Notes.

8. Prohibition of Purchases of Notes by the Company and Its Affiliates. The Company and its affiliates, including their executive officers and directors, may be prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Offer until at least the 10th business day after the Expiration Time or through the payment of conversion value for each series of Notes converted pursuant to the conversion right of such Notes, if any. After that time, if any Notes remain outstanding, the Company and its respective affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Fundamental Change Purchase Price. Any decision to purchase Notes after the Offer, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Offer, the Company’s business and financial position, and general economic and market conditions.

9. Source and Amount of Funds. The total amount of funds the Company needs to repurchase all of the Notes pursuant to the Offer will depend on the amount of Notes tendered and is estimated to be approximately $131.7 million, assuming 100% of the outstanding principal amount of Notes are tendered and accepted for payment. The Parent, following the Merger, will cause the Company to have sufficient funds available to complete the Offer, including potentially by making an intercompany loan, if necessary, directly to the Company. The terms and conditions of any such intercompany loan have not yet been determined.

10. Conditions of the Offer. There are no conditions to this Offer except (i) the occurrence of the Merger, (ii) the timely and proper delivery and tender of Notes in accordance with the terms of the Offer and (iii) the Offer must comply with applicable law. The Offer is not conditioned on the Company’s ability to obtain sufficient financing to repurchase Notes validly tendered and not withdrawn pursuant to the Offer. If the Merger does not occur, the Company will not Purchase any Notes pursuant to the Offer and any Notes tendered will be returned promptly to Holders.

11. Plans or Proposals of the Company. Other than in connection with the Merger, as described below or elsewhere in these materials or as previously publicly announced by Parent or the Company, the Company currently has no agreements and has not authorized any actions that would be material to a Holder’s decision to surrender Notes for purchase in the Offer, which relate to or which would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	Any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	Any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•	Any change to the number or term or to otherwise make any changes to the Board of Directors or management of the Company; or, except for discussions in the ordinary course regarding increases in compensation and other compensation arrangements, any changes to material terms of the employment contracts of any of the Company’s executive officers;

•	Any other material change in the Company’s corporate structure or business, including, if the Company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940;

•	The acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

•	Any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

As described elsewhere in these materials and as previously publicly announced, the Company is a party to the Merger Agreement. Also in connection with the Merger, the Company intends to make all applicable filings relating to (i) the de-listing of all shares of the Company’s common stock from NASDAQ and (ii) the de-registration of all shares of the Company’s common stock under Section 12(g)(4) of the Exchange Act. The Company intends to take action to suspend the Company’s obligation to file reports under Section 15(d) of the Exchange Act.

12. Material United States Tax Considerations.

The following discussion is a summary of certain United States federal income tax considerations of the repurchase of Notes pursuant to this Offer. This discussion is based upon provisions of the Code, applicable regulations, administrative rulings and judicial decisions as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a Note held as a capital asset by a beneficial owner. This summary does not address all aspects of United States federal income taxes (including the alternative minimum tax and the Medicare tax on net investment income) and does not deal with all tax consequences that may be relevant to Holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to Holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to Holders holding Notes as part of a hedging, integrated or conversion transaction or a straddle or Holders who are deemed to sell Notes under the constructive sale provisions of the Code;

•	tax consequences to U.S. Holders (as defined below) of Notes whose “functional currency” is not the United States dollar;

•	tax consequences to investors in pass-through entities;

•	any state, local or foreign tax consequences; and

•	estate or gift tax consequences, if any.

If a partnership (or other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership (or other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holding the Notes, you should consult your tax advisors.

If you are considering the sale of Notes pursuant to the Offer, you should consult your tax advisors concerning the United States federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. Holder” means a beneficial owner (other than a partnership, or any entity or arrangement treated as a partnership for United States federal income tax purposes) of a Note that is not a U.S. Holder. Special rules, not discussed herein, may apply to certain non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Non-U.S. Holders should consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them of the sale of their Notes pursuant to the Offer.

U.S. Holders.

Repurchase of Notes. A U.S. Holder generally will recognize gain or loss upon the sale of a Note pursuant to the Offer equal to the difference between the amount realized upon the sale (other than amounts attributable to accrued interest that the U.S. Holder has not previously included in income, which will be taxed as ordinary interest income) and such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the amount that the U.S. Holder paid for the Note, increased by any interest income or market discount previously accrued by the U.S. Holder through such date and decreased by the amount of any payments made on the Note to the U.S. Holder and by bond premium which the Holder has previously amortized through such date. Subject to the market discount rules described below, a U.S. Holder’s gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Note has been held for more than a year.

A U.S. Holder who acquired a Note at a market discount generally will be required to treat any gain recognized upon the repurchase of that Note pursuant to the Offer as ordinary income rather than capital gain to the extent of the accrued market discount, unless the Holder elected to include market discount in income as it accrued.

Subject to a de minimis exception, market discount generally equals the excess of the adjusted issue price of a security at the time the Holder acquired it over the Holder’s initial tax basis in the security. The adjusted issue price of a security at the time of acquisition equals the sum of the issue price of the security and the aggregate amount of original issue discount includible in gross income by all prior holders of the security.

Any loss recognized upon repurchase of a Note will be treated as ordinary loss to the extent of the excess of previous interest inclusions and, thereafter, as capital loss (which will be long-term if the Note has been held for more than one year). The deductibility of capital loss is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the repurchase of a Note may have to comply with certain disclosure requirements and is urged to consult its tax advisor.

Information reporting and backup withholding. Information reporting requirements generally will apply to the proceeds from the repurchase of a Note received by a U.S. Holder pursuant to the Offer unless the U.S. Holder is an exempt recipient (e.g., a corporation). Backup withholding will apply to the proceeds if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the Internal Revenue Service (the “IRS”) that it has failed to report in full payments of interest income. Eligible U.S. Holders that do not otherwise properly establish an exemption from backup withholding should complete and submit an IRS Form W-9, certifying that such Holder is a U.S. person, the tax identification number provided is correct, and that such Holder is not subject to backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability provided the required information is furnished timely to the IRS.

Non-U.S. Holders.

Repurchase of Notes. Any gain realized on the repurchase of a Note pursuant to the Offer will be exempt from United States income and withholding tax, provided that: (i) such non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, (iii) such non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to the Company or the Paying Agent on IRS Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (v) such payments and gain are not effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States, (vi) the non-U.S. Holder is not an individual who is present in the United States for 183 days or more in a taxable year of disposition and certain other conditions are met, and (vii) the Company has not been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever is shorter. The Company believes that it has not been, and does not anticipate becoming, a U.S. real property holding corporation prior to the repurchase of the Notes pursuant to this Offer.

If a non-U.S. Holder cannot satisfy the requirements described above, gain (which may be treated as interest to the extent of accrued but unrecognized market discount) will be subject to the 30% United States federal withholding tax, unless such non-U.S. Holder provides the Company with a properly executed (i) IRS Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the Note is not subject to withholding tax because it is effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States. If a non-U.S. Holder’s gain from the repurchase of a Note is effectively connected with such Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed place of business maintained by the non-U.S. Holder within the United States), the non-U.S. Holder, although exempt from the withholding tax discussed in the previous sentence (provided that such non-U.S. Holder furnishes to the Company a properly executed IRS Form W-8ECI (or appropriate substitute form)), generally will be subject to regular United States federal income tax on such gain in the same amount as if it were a U.S. Holder. In addition, if such non-U.S. Holder is a foreign corporation, such Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information reporting and backup withholding. Information reporting will apply to each non-U.S. Holder with respect to gain (which is treated as interest under Treasury regulations applicable to the Notes) recognized on the repurchase of a Note, regardless of whether withholding was required and any tax was withheld with respect to such gain. A non-U.S. Holder generally will not be subject to backup withholding with respect to the repurchase proceeds, provided that the payor does not have reason to know that such Holder is a U.S. person and the Holder has furnished to the payor a valid IRS Form W-8BEN (or successor form) certifying, under penalties of perjury, its status as a non-U.S. person, or the Holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. Holder’s United States federal income tax liability provided the required information is furnished timely to the IRS.

All descriptions of tax considerations are for the Holders’ guidance only and are not tax advice. The Company recommends that the Holders consult with their tax and financial advisors with respect to the tax consequences of surrendering any Note for repurchase, including the applicability and effect of state, local and foreign tax laws, before surrendering their Note for purchase.

13. Additional Information. This document “incorporates by reference” specified information the Company has filed with the Securities and Exchange Commission (“SEC”), which means that the Company can disclose important information to you by referring to that information. The information incorporated by reference is considered to be an important part of this document. Any statement in a document incorporated by reference in this document will be deemed to be modified or superseded to the extent a statement contained in this document or any other subsequently filed document that is incorporated by reference in this document modifies or supersedes such statement. This document incorporates by reference the documents of the Company listed below.

•	The Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2012;

•	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2013, April 30, 2013 and July 31, 2013;,

•	The Company’s Current Reports on Form 8-K, filed on April 3, 2013, April 22, 2013, May 29, 2013, June 13, 2013, July 10, 2013, July 18, 2013, August 14, 2013, September 25, 2013 and October 31, 2013;

•	The 2014 Indenture, filed as Exhibit 4.1 to the Current Report on Form 8-K, filed on June 27, 2007; and

•	The 2016 Indenture, filed as Exhibit 4.2 to the Current Report on Form 8-K, filed on June 27, 2007.

You may read and copy any document the Company has filed at the SEC’s public reference room in Washington, D.C. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. The Company’s SEC filings are also available to the public from the SEC’s website at www.sec.gov.

In addition, you may request a copy of these filings, at no cost, by writing or telephoning the Company at the following address:

STEWART ENTERPRISES, INC.

1333 South Clearview Parkway

Jefferson, Louisiana 70121

Tel.: (504) 729-1400

Attention: Lisa Winningkoff

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this document.

14. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Offer.

15. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the applicable Indenture and the Notes.

16. Conflicts. In the event of any conflict between this Offer to Repurchase on the one hand and the terms of the applicable Indenture or the Notes or any applicable laws on the other hand, the terms of the applicable Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, Merger Sub, the Parent, any of their respective affiliates, officers, directors, employees or agents, the Trustees or the Paying Agent makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer or whether Holders should exercise their conversion rights or refrain from exercising their conversion rights or whether Holders should continue to hold their Notes. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase or convert Notes and, if so, the principal amount of Notes to tender or convert, or whether to continue to hold their Notes.

December 5, 2013	STEWART ENTERPRISES, INC.

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND

EXECUTIVE OFFICERS OF STEWART ENTERPRISES, INC.

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Company are set forth below. The business address of each such director and executive officer is Stewart Enterprises, Inc., 1333 South Clearview Parkway, Jefferson, Louisiana 70121.

Name and Position	Present Principal Occupation or Employment and Employment History
Thomas M. Kitchen President, Chief Executive Officer, and Director	Mr. Kitchen has served as the Company’s President and Chief Executive Officer effective April 7, 2011. Mr. Kitchen previously served as Senior Executive Vice President since March 31, 2007 and as Chief Financial Officer since December 2, 2004. He has also served as a director since February 18, 2004. From June 30, 2006 through March 31, 2007, Mr. Kitchen served as acting Chief Executive Officer. From July 2003 until he became our Chief Financial Officer, he served as an investment management consultant with Equitas Capital Advisors, LLC. From 1987 to 1999, he was Chief Financial Officer of Avondale Industries, Inc., a publicly-traded company engaged in the design, construction, system integration and repair of large, complex ships for commercial and government customers. He served as President of Avondale from 1999 to 2002, after Avondale’s acquisition by Litton Industries, which was subsequently acquired by Northrop Grumman Corporation.

Frank B. Stewart, Jr. Chairman of the Board	Mr. Stewart currently serves as the Chairman of the Board and is a member of the family that founded the Company. Mr. Stewart joined the family business in 1959 and became President and Chief Executive Officer in 1966, serving as President until 1984 and Chief Executive Officer until 1989. The family business was consolidated as Stewart Enterprises, Inc. in 1970, and, effective with that reorganization, Mr. Stewart became a member of the Company’s board. Mr. Stewart was appointed the board’s Chairman in 1984, overseeing the Company’s initial public offering in 1991 and an expansion that has resulted in the Company’s current position as the second-largest provider of funeral and cremation merchandise and services, along with cemetery property, merchandise and services in the death care industry in the United States today. In 2003, after more than 44 years in the business, Mr. Stewart retired from all management positions with the Company, and became Chairman Emeritus. However, Mr. Stewart was appointed Chairman of the Board again in April 2007, a position he continues to hold today.

Name and Position	Present Principal Occupation or Employment and Employment History
John B. Elstrott, Jr. Lead Independent Director	Dr. Elstrott, who currently serves as our Lead Independent Director, is the Emeritus Executive Director of the Levy-Rosenblum Institute for Entrepreneurship and Professor of Practice at Tulane University’s Freeman School of Business, which was started in 1991. Dr. Elstrott teaches graduate-level courses in entrepreneurship and, through his work at the Levy-Rosenblum Institute, helps to coordinate joint academic, government, and business initiatives designed to stimulate private enterprise. He has also invested personally in many entrepreneurial ventures. Prior to joining the Tulane University faculty, Dr. Elstrott was Chief Financial Officer of Celestial Seasonings, Inc. Since 1995, Dr. Elstrott has served as a director of Whole Foods Market, Inc. (“Whole Foods”), a Fortune 300 company and the world’s leader in natural and organic foods with more than 300 stores in North America and the United Kingdom. He currently serves as the Chairman of the Board of Whole Foods, having served as its Lead Director from 2001 to 2009. Dr. Elstrott is also a member of Whole Foods’ audit committee.

Alden J. McDonald, Jr. Director	Mr. McDonald, Jr. is President, Chief Executive Officer, director, and a founder of Liberty Bank and Trust Co. (“Liberty Bank”), a privately-held bank that is one of the five largest African-American-owned financial institutions in the United States. Since its founding in 1972, Liberty Bank has grown from one New Orleans office to 19 branch offices and loan production offices in six metropolitan areas and six states.

Ronald H. Patron Director	Mr. Patron is a private investor who retired from the Company’s management in 2001 after more than 18 years of service. Mr. Patron first joined the Company in 1983, and was appointed President of the Corporate Division and Chief Financial Officer in 1987. Mr. Patron was elected to the Company’s board in 1991. In 1998, Mr. Patron retired from his board seat and position as President of the Corporate Division, but continued to serve the Company as a consultant and the Company’s Chief Administrative Officer until his full retirement in 2001. Prior to his employment with our Company, Mr. Patron served as Chief Financial Officer and, later, Chief Executive Officer of Enertech, Inc., a publicly-traded company specializing in oil-related services. Mr. Patron was integrally involved in the initial public offering of both Enertech and the Company.

Ashton J. Ryan, Jr. Director	Mr. Ryan is the President, Chief Executive Officer and Chairman of the Board of First NBC Bank, a community bank he founded in 2006 in the aftermath of Hurricane Katrina to assist in the rebuilding of New Orleans. Mr. Ryan served as President and Chief Executive Officer of First Bank and Trust from October 1998 to July 2005. From July 1998 until October 1998, he served as Vice Chairman of Bank One, Louisiana and Chairman of its New Orleans market. Prior to its acquisition by Bank One in 1998, he served as President and Chief Executive Officer of First National Bank of Commerce, positions he held since 1991. Mr. Ryan spent the first 20 years of his career with Arthur Andersen & Company, specializing in auditing and consulting for financial institutions.

Name and Position	Present Principal Occupation or Employment and Employment History
John K. Saer, Jr. Director	Mr. Saer is a Managing Director of GI Partners, a real estate private equity firm with approximately $5.8 billion of capital under management. Mr. Saer joined GI Partners in November 2010 in conjunction with its appointment as manager and co-investor of CalEast Global Logistics LLC (“CalEast”), an owner/operator of a $3.4 billion industrial real estate platform sponsored by the California Public Employees’ Retirement System. Through his relationship with GI Partners, Mr. Saer serves as Executive Chairman of CenterPoint Properties Trust, the largest holding within the CalEast platform. Prior to joining GI Partners, Mr. Saer was a partner at Kohlberg Kravis Roberts & Co (“KKR”), a private equity firm with over $50 billion in assets under ownership and management. He joined KKR in 2001 after having spent eight years in senior financial and operational management positions with a KKR portfolio company, KSL Recreation, where he held positions as Vice President of Business Development and Acquisitions and Chief Financial Officer. While at KKR, Mr. Saer served as head of both the industrial and the real estate investing industry groups, and also as a member of the Portfolio Management Committee. Mr. Saer served on the boards of a number of KKR portfolio companies, including Biomet, Aveos, Borden Chemical, KSL Recreation, and KSL Holdings, and served as a member of the audit committees of Biomet, Borden Chemical, and KSL Recreation. Upon his retirement from full-time employment with KKR, Mr. Saer served as a senior advisor to KKR from October 2009 to June 2010.

Lewis J. Derbes, Jr. Senior Vice President, Chief Financial Officer, and Treasurer	Mr. Derbes was appointed Senior Vice President and Chief Financial Officer effective April 7, 2011 and continued his position as Treasurer. Previously Mr. Derbes held the position of Senior Vice President of Finance, Secretary and Treasurer since July 2008. He served as Vice President, Secretary and Treasurer of the Company from May 2005 through July 2008. Prior to joining the Company, Mr. Derbes served as Chief Financial Officer of Conrad Industries, a publicly-traded company engaged in the construction and repair of government and commercial marine vessels, from 2002 through 2004 and as Operations Manager of Kirschman’s LLC, a furniture retailer, from late 2004 until joining the Company.

Kenneth G. Myers, Jr. Executive Vice President of Operations and Sales	On August 10, 2011, Mr. Myers was appointed to the position of Executive Vice President of Operations and Sales. Prior to that time, he served as Senior Vice President of Operations since June 2008. He served as Senior Vice President of Finance of the Company from February 2006 through June 2008. He has also served as a consultant to the Company from February 2005 to February 2006. From July 2004 through February 2006, he provided consulting services specializing in Sarbanes-Oxley compliance. From 2001 to 2004, he was the Chief Executive Officer, President and Director of Conrad Industries, a publicly-traded company engaged in the construction and repair of government and commercial marine vessels. From 1992 to 2001, he served as Vice President of Avondale Industries, Inc., a publicly-traded company engaged in the design, construction, system integration and repair of large, complex ships for commercial and government customers, which was subsequently acquired by Northrop Grumman Corporation.

Name and Position	Present Principal Occupation or Employment and Employment History
Lawrence B. Hawkins Executive Vice President and President—Investors Trust, Inc.	Since 1989, Lawrence B. Hawkins has served as an Executive Vice President of the Company and the President of Investors Trust, Inc., the Company subsidiary that has managed all Stewart trust accounts since 1979. Prior to joining the Company, Mr. Hawkins handled the Company’s trust accounts as the head of personal trust investments for a Texas bank in Tucson, Ariz., and assistant vice president and portfolio manager for Mellon Bank.

Martin R. de Laurèal Senior Vice President of Corporate Development and Investor Relations	On November 1, 2007, Mr. de Laurèal was appointed Senior Vice President of Corporate Development and Investor Relations. He joined the Company in 1977 and has held numerous management positions. Mr. de Laurèal has also served as President of Acme Mausoleum Corporation since January 2007. From December 1995 to December 2003, he was Vice President of Investor Relations, and from December 2003 to November 2007, he was Senior Vice President of Investor and Corporate Relations.

Christine Hunsaker Senior Vice President of Cremation	On December 1, 2009, Ms. Hunsaker was appointed Senior Vice President of Cremation. From March 2009 through November 2009, she was a consultant to the Company in evaluating its cremation business and helping to identify targets for growth. From 2004 to the present, she owns and operates Paws, Whiskers & Wags, Your Pet Crematory, a pet cremation company in Atlanta helping over 3,000 clients annually. She worked for Service Corporation International twice in the past in various senior management positions addressing cremation revenue and growth. During her last assignment at SCI from 2002 to 2004, she was President of Cremation Services/Cremation Operations, North America, and led the expansion of National Cremation Society, SCI’s largest cremation brand. Prior to her employment at SCI, Ms. Hunsaker worked for the Batesville Casket Company and was part of the team that launched Options, Batesville’s cremation company.

G. Kenneth Stephens, Jr. Senior Vice President—Eastern Division	On August 10, 2011, Mr. Stephens was appointed Senior Vice President—Eastern Division. Prior to that time, he served as Senior Vice President of Sales since March 2009. He served as Executive Vice President and President of the Company’s former Western Division from July 2005 through March 2009. From January 2000 to July 2005, he served as Senior Vice President and President of the Company’s former Eastern Division.

Michael H. Miller Senior Vice President—Western Division	On August 10, 2011, Mr. Miller was appointed Senior Vice President—Western Division. He previously served as the Regional Vice President for the Company’s Western Region. He joined the Company in 1988 and became a member of the management team at Laurel Land Funeral Home in Dallas. In 2000, Mr. Miller was named Director of Operations for Southern California, and was named Regional Vice President of Southern California in 2005 when the Catholic Mortuaries were added to his area of responsibility.

Name and Position	Present Principal Occupation or Employment and Employment History
Lisa T. Winningkoff Senior Vice President and Corporate Secretary, Senior Administrative Officer	On July 7, 2011, Ms. Winningkoff was appointed Senior Vice President and Corporate Secretary while continuing to serve as the Company’s Senior Administrative Officer. Prior to that time, she served as Vice President and Senior Administrative Officer since December 2005. From December 2004 to December 2005, she served as the Company’s Compensation and Benefits Director. From July 2002 through December 2004, she served as the Director of Compliance. She joined the Company in June 1991 and held several financial and accounting positions, including Assistant Treasurer and Director of Financial Reporting.

Angela M. Lacour Senior Vice President of Finance and Chief Accounting Officer	On July 7, 2011, Ms. Lacour was appointed Senior Vice President of Finance while continuing to serve as the Company’s Chief Accounting Officer. Prior to that time, she served as Vice President, Corporate Controller and Chief Accounting Officer since July 2006. She joined the Company in February 1997 and has served in a variety of financial and accounting positions including Director of Financial Reporting and Assistant Corporate Controller. Prior to joining the Company, Ms. Lacour was an auditor with KPMG LLP for four years.

Larry L. Merington Senior Vice President of Strategic Market Development	On August 11, 2012, Mr. Merington was appointed Senior Vice President of Strategic Market Development. From August 2010 through August 2012, Mr. Merington served as Vice President of Strategic Market Development. From March 2009 through August 2010, he was Senior Vice President of Marketing. Prior to that time, he served as Senior Vice President of Sales and Marketing since September 2007. From 2005 to 2007, he was the Chief Operating Officer of Ace Bayou, a furniture and pet products corporation in Kenner, Louisiana. From 2003 to 2005, Mr. Merington was the Vice President of Business Development at New York Environmental Services, a medical waste company. After the terrorist attack on the United States on September 11, 2001, he was called to active duty for one year as a commander in the United States Air Force in Afghanistan. From 1996 through 2001, he served various senior management roles at Browning-Ferris Industries before becoming President of its Gas Services Division.

Kent J. Alphonso Vice President and Chief Information Officer	On June 20, 1998, Mr. Alphonso was appointed Vice President and Chief Information Officer. Mr. Alphonso joined the Company in 1985 and has served in a number of key roles, including Information Systems Manager and Director of Information Systems. Prior to becoming Vice President and Chief Information Officer, Mr. Alphonso held the position of Vice President of Information Systems since 1992.

Name and Position	Present Principal Occupation or Employment and Employment History
Philip G. Sprick Vice President of Marketing	On March 12, 2011, Mr. Sprick was appointed to the position of Vice President of Marketing. Mr. Sprick joined the Company in 1999 and has served in a number of key roles, including Vice President of Human Resources, Senior Administrative Officer, Director of Employee Development and Performance Catalyst Coach. Prior to joining the Company, Mr. Sprick served as an accountant with Price Waterhouse and Company from 1978 to 1980, as a Special Agent of the Federal Bureau of Investigation from 1980 to 1985, and as Senior Vice President and Human Resources Manager with First Commerce Corporation, a Louisiana-based bank holding company, from 1985 to 1998. He served as Regional Human Resources Manager with Banc One Corporation, a multi-bank holding Company, from 1998 (when Banc One acquired First Commerce) until joining the Company.

Kelly K. Milberger Vice President of Sales Effectiveness	On May 5, 2012, Ms. Milberger was appointed to the position of Vice President of Sales Effectiveness. She joined the Company in 1999 and has served in a number of key sales and marketing roles, including Senior Sales Executive, Regional Marketing Director, Area Sales Executive and Personnel Development Manager. Prior to joining the Company, Ms. Milberger served as Vice President and Marketing Director with Victoria Bank & Trust from 1984 to 1991, and as National Market Regional Sales Consultant with The Forethought Group, an insurance subsidiary of Hillenbrand Industries, from 1993 until joining the Company.